EXHIBIT 29 (b)


               ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS


                   The undersigned 4987 Corporation, as Assignee from 498

         SEVENTH AVENUE ASSOCIATES, a New York General Partnership, of a

         certain Leasehold dated May 1, 1957 and extended on January 7,

         1981 to April 30, 2007, between Garment Capitol Associates,

         Landlord, and 498 SEVENTH AVENUE ASSOCIATES, Tenant, which

         Leasehold is evidenced by the INDENTURE OF LEASE attached hereto as Exhibit A, hereby accepts such assignment of the Leasehold and hereby assumes all of the obligations of 498 SEVENTH AVENUE

         ASSOCIATES under said Leasehold and Indenture.

                   This Acceptance and Assumption is executed and delivered

         this 29th day of December, 1995.



                                            4987 Corporation


                                            By:/s/Thomas N. Keltner






         STATE OF NEW YORK   )
                             : ss.:
         COUNTY OF NEW YORK  )


                   On this 29th day of December, 1995, before me came Thomas N. Keltner, Jr., to me known, who being by me duly sworn, did depose and say that he resides at 1111 Park Avenue, New York, New York 10128; that he is President of 4987 Corporation, the corporation described in and which executed to foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.



                                       /s/Notary Public
                                          Notary Public